Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS AGREEMENT shall be effective as of April 1, 2011 (the “Effective Date”). It is between LifeVantage Corporation (“LifeVantage or the Company”) and Dr. Joe McCord (“Dr. McCord”).

BACKGROUND

A. This Agreement is the successor to and supersedes all previous agreements between the parties, including the Scientific Advisory Board Agreement between LifeVantage and Dr. McCord dated October 1, 2009 and effective through June 30, 2010, with an interim extended contract term through March 31, 2011. This Agreement does not cover or apply to his service as a member of the Board of Directors of LifeVantage.

B. LifeVantage wishes to employ Dr. McCord for various services related to the scientific research, educational and marketing activities of the Company

In consideration of the promises and actions contained in this Agreement, including paragraphs A-B above, the parties agree as follows:

1. Term. The term of this Agreement shall be for the period commencing on the Effective Date and ending June 30, 2014.

2. Obligations and Representations of Dr. McCord.

2.1 Dr. McCord agrees to and shall provide the following services to LifeVantage:

2.1.1 Dr. McCord will assume the role of Chief Scientific Officer of LifeVantage Corporation, in accordance with the job description attached hereto as Exhibit A and shall assist in the training of Company personnel about the scientific basis, history, effectiveness, safety and other principles and concepts that relate to LifeVantage’s products;

2.1.2 Dr. McCord will be available to assist in marketing LifeVantage’s products, with the understanding that his responsibilities are to oversee and direct all matters related to science, and not matters primarily concerned with advertising, marketing, or distributor recruitment;

2.1.3 Dr. McCord will continue to work with LifeVantage and its legal counsel on its due diligence activities with respect to LifeVantage’s intellectual property (“IP”) portfolio and the development and maintenance of additional IP value and assets.

2.1.4 Dr. McCord agrees to act as LifeVantage’s chief scientific spokesperson, He agrees to personally appear at LifeVantage Network distributor events, as requested, up to 4 times per year, including one international appearance as well as at LifeVantage Corporate investor conferences as requested.

2.15 Dr. McCord will continue to work on developing new products for LifeVantage and to oversee all research with regard to claims and benefits associated with the Protandim product.

2.1.6 Dr. McCord will provide those services requested of him by LifeVantage’s CEO and BOD. Dr. McCord will make available the time needed to fulfill his obligations as set forth above. Dr. McCord agrees to meet and confer with LifeVantage on a regular basis in order to reach a mutually agreeable understanding as to all topics and issues involved in the actual carrying out of his services.

2.1.7 Dr. McCord agrees that LifeVantage may disclose Dr. McCord’s participation on the SAB and LifeVantage’s Board of Directors and may utilize Dr. McCord’s name, likeness and statements on LifeVantage’s website and in marketing materials; provided, however, that Dr. McCord reserves the right to approve all such announcements and usage of his likeness or statements prior to publication.

2.1.8 Dr. McCord represents and warrants that (a) he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, (b) his execution and performance of this Agreement is not a violation or breach of any other agreement to which he is a party, (c) he has all licenses and certifications necessary to render the Services, and

2.2 Scientific Advisory Board.

2.2.1 Dr. McCord’s Obligations. In addition to those obligations set out in paragraph 2.1, Dr. McCord agrees to participate in meetings with the management of LifeVantage about prospective appointment of other members to the SAB and to develop a meaningful structure for the SAB.

(A) LifeVantage’s Obligations. LifeVantage agrees to seek meaningful input from all existing SAB members before appointing other members of the SAB.

(B) LifeVantage agrees to place a priority or preference on Dr. McCord’s commitment to understanding, maintaining, expanding and enriching LifeVantage’s scientific and intellectual property when appointing other members.

2.3 Non-Compete. Dr. McCord agrees that as long as he is subject to this Agreement he will not, without the express advance approval of LifeVantage’s CEO, (A) serve on any panel, Board of Directors or other group (B) become an officer, employee to or for any entity or an individual associated with an entity which sells or intends to sell (i) a dietary supplement or other food of any kind (ii) a homeopathic drug or (iii) cosmetic, which is promoted for its antioxidant, Nrf2 activity, or anti-aging related properties or benefits.

3. Compensation to Dr. McCord.

3.1 Monthly Compensation. Dr. McCord shall receive the sum of $10,000.00 per calendar month for all of his services pursuant to this Agreement, payable in the time and manner that the Company customarily pays its employees, less applicable payroll taxes.

3.2 Monthly Commission. In addition to the Monthly Compensation set forth above, upon a finding of the Company’s CEO that all of Dr. McCord’s obligations under this contract have been performed satisfactorily, Dr. McCord shall receive a monthly commission equal to Fifty Cents ($.50) multiplied by the total net bottle sales of Protandim® during the preceding month. This commission shall also apply to any new products that are substantially equivalent to the original Protandim product (e.g., the Mexican formulation, or a yet to be determined hypoallergenic Protandim formulation). It shall also apply (at an equitable rate to be determined by the parties) to future Protandim- or Nrf2 activation-based products (such as, e.g., a pet supplement, or a topical gel formulation).

4. Travel and Product Development Expenses.

During your employment and while this Agreement is in effect, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s expense reimbursement policy.

5. Employee Benefits Programs.

During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be entitled to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason.

6. Indemnification.

6.1 LifeVantage (“the Indemnitor”), hereby indemnifies and holds harmless Dr. McCord from any and all claims, damages, costs, expenses, or liabilities that he may incur as a result of, arising from or in any way connected with the services he renders to LifeVantage. This indemnity is meant to be very broad in scope; among other things, it applies to (A) any acts and omissions to act by LifeVantage, including its officers, directors, employees and agents, (B) claims that the product sold, the services rendered or related claims by LifeVantage are misleading, false or defective and (C) acts and omissions to act by Dr. McCord, except this indemnification shall not apply if a judge, jury, arbitrator or other mutually agreeable person determines that Dr. McCord committed gross negligence or an intentional act which caused the injury or damages complained of.

6.2 Procedures for Indemnification.

6.2.1 Promptly after receipt by Dr. McCord of notice of the commencement of any action with respect to which indemnification may be sought hereunder, Dr. McCord shall notify LifeVantage of the commencement of such action, but failure to so notify LifeVantage shall not relieve LifeVantage from any liability that LifeVantage may have hereunder or otherwise, unless LifeVantage shall be materially prejudiced by such failure.

6.2.2 If LifeVantage shall so elect, LifeVantage shall assume the defense of such action, including the employment of counsel reasonably satisfactory to Dr. McCord, and shall pay the fees and disbursements of such counsel.

6.2.3 In the event, however, that Dr. McCord shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or if LifeVantage shall fail to assume the defense of a claim or action in a timely manner, then Dr. McCord may employ separate counsel to represent or defend him and LifeVantage shall pay the reasonable fees and disbursements of such counsel; provided, however, that LifeVantage shall not be required to pay the fees and disbursements of more than one separate counsel for Dr. McCord in any jurisdiction in any single action.

6.2.4 In any action the defense of which LifeVantage shall assume, Dr. McCord shall have the right to participate in (but not control) such litigation and to retain his own counsel at his own expense except as otherwise provided, so long as such participation does not interfere with LifeVantage’s control of such litigation.

6.2.5 LifeVantage will not, without the prior written consent of Dr. McCord, settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification has been sought hereunder by Dr. McCord unless such settlement, compromise or consent shall include an unconditional release of Dr. McCord from all liability arising out of such action.

7. Insurance. LifeVantage agrees to maintain Dr. McCord as a named insured to LifeVantage’s General Commercial Liability insurance policy or any other product liability coverage as long as this Agreement is in effect.

8. Termination.

8.1 Termination without cause. Either party may terminate this Agreement without cause upon 180 days notice to the non-terminating party.

8.2 Termination “For Cause”. Both LifeVantage and Dr. McCord may terminate this Agreement “for cause” if either asserts a breach by the other of any material provision of this Agreement, subject to the provisions in subparagraph 8.4.

8.3 Termination Procedure “For Cause”. If LifeVantage or Dr. McCord exercises the termination rights set out in subparagraph (b) above, the following procedure must be complied with:

8.3.1 Written notice must be given to the other which, clearly and with detail, informs the other party of all the reasons for the proposed termination.

8.3.2 The recipient of the notice, then, has the opportunity to attempt to cure each alleged breach or to satisfy the other that the recipient did not commit the act or omission complained of or that such act or omission is not material or that it can be cured, within 20 calendar days of receiving such notice before such termination can be effective.

8.3.3 If the party who gave the notice believes that not all of the alleged reasons for the termination have been fully satisfied, that party may complete the contract termination process by giving the other notice of an Effective Termination Date. That notice shall contain a clear and detailed explanation of each point or factor which the terminating party believes has not been fully satisfied or cured. The Effective Termination Date may be any date more than 5 calendar days following the giving of this second notice.

8.4 Effect of Termination. The termination of this Agreement “for cause” does not act as a relinquishment, waiver or release by the party who was terminated of any claim against the terminating party for a wrongful termination or breach of this Agreement or of any other claim. The following paragraphs shall survive the termination of this Agreement and shall continue to be of full force and effect: Paragraphs 5 and 8, in their entirety.

8.5 Dr. McCord shall not be entitled to any compensation after the effective date of termination except as to compensation that was accrued prior to that date.

9. Confidentiality; Loyalty; and Intellectual Property.

9.1 Dr. McCord agrees, acknowledges and understands that Dr. McCord has a fiduciary duty with and to LifeVantage. Dr. McCord agrees that to the best of his ability and experience, his conduct will be in a manner that will further the interest of LifeVantage and will at all times loyally and conscientiously perform all of the duties and obligations required either expressly or implicitly by the terms of this Agreement. Dr. McCord agrees not to make any statements or perform any acts that could be injurious to LifeVantage, monetarily or otherwise.

9.2. Intellectual Property.

9.2.1 “Intellectual Property” means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulas; designs; models; drawings; computer programs; including all documentation, related listings, design specifications, and flowcharts related thereto; trade secrets; and any inventions whether or not patentable, including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protections; and all statutory protection obtained or obtainable there from.

9.2.2 Intellectual Property created developed, or produced pursuant to or as a result of Dr. McCord’s services pursuant to this Agreement, is and shall be the sole property of LifeVantage. LifeVantage acknowledges and agrees that the purpose of this section is not to claim intellectual property right to any independent third party study that LifeVantage or Dr. McCord would otherwise not be entitled to.

9.2.3 Dr. McCord hereby assigns and agrees to assign to Company all right, title and interest to all Intellectual Property created by Dr. McCord arising out of or utilized in his services to LifeVantage.

9.2.4 Dr. McCord shall promptly provide LifeVantage, whether during or after the term of this Agreement, with those documents and signatures reasonably required by LifeVantage to vest ownership of the Intellectual Property in LifeVantage, and Dr. McCord agrees to take any and all action reasonably necessary to vest such ownership in LifeVantage.

9.2.5 LifeVantage alone has the right to use, sell, patent or license its Intellectual Property.

9.3 Confidentiality. In connection with the performance of the services set out in this Agreement, Dr. McCord acknowledges that he has information about the trade secrets and other confidential information of LifeVantage which derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Confidential Information”). Dr. McCord agrees that, during the term of this Agreement and thereafter, he will not disclose or use any of the Confidential Information (including without limitation policies, procedures, memoranda, records, reports, formulas, patterns, compilations, programs, devices, computer programs or parts thereof, Company information about plans, methods, techniques or processes) about which he has learned as a result of his association with LifeVantage. Upon the termination of this Agreement and upon receiving a written request from LifeVantage, Dr. McCord shall deliver to LifeVantage all Confidential Information, equipment, notes, documents, memoranda, reports, files, books, correspondence, lists or other written or graphic records and the like relating to LifeVantage’s business which are or have been in his possession or control.

10. Notices. Each notice which is permitted or required pursuant to or about this Agreement shall be delivered to the other party by (A) hand-delivery to the individual recipient identified in this paragraph or by (B) sending that notice by an overnight delivery service to the recipient. Both parties agree that transmission of the notice by e-mail or giving the other party notice by telephone is a helpful procedure, but is not required and will not suffice for legal delivery pursuant to this paragraph. Notice shall be deemed to have been received on the day of personal service or the day on which overnight delivery has occurred. All notices shall be delivered to the receiving party at the address stated above for such party. Notices to LifeVantage should be directed to the attention of the Chief Executive Officer. A party may change the address or person who is to receive notices by providing a notice pursuant to this paragraph 9.

11. Integration. This Agreement and accompanying exhibits contain the entire agreement between the parties. It supersedes all prior agreements, understanding, and commitments between the parties, whether oral or written. No amendments to this Agreement may be made, except in writing signed by both parties.

12. Assignment. This Agreement and all rights and obligations under it may be assigned only by LifeVantage. However, with respect to Dr. McCord, an assignment will be valid only if approved in writing by LifeVantage in advance of such assignment.

13. Governing Law; Dispute Resolution.

13.1 Except as provided for in this section, all disputes between the parties that are, in any way, connected to this Agreement, shall be resolved by arbitration only. Unless both parties agree, arbitration shall be conducted only before the American Arbitration Association (“the AAA”) and only in the Salt Lake City metropolitan area. If either party, however, believes that it will suffer irreparable damage as a result of the actions of the other party, it may seek injunctive relief, but only injunctive relief in any state or federal court in Utah or in any state where the alleged activity is alleged to have occurred; any other relief must be through arbitration.

13.2 As a condition precedent to the filing of any claim to initiate an arbitration proceeding, the party that believes that a breach (i.e., a default) of this Agreement has occurred, shall provide notice of the breach and 15 calendar days and an opportunity to cure that breach or otherwise satisfy the complaining party that no claim is necessary. If the party giving the notice is not satisfied, either party may then file an arbitration claim. The notice shall be in sufficient detail to fairly and reasonably apprise the other of each alleged material default.

13.3 Each party shall bear their own costs in relation to any court or arbitration proceeding arising under this Agreement. All arbitration shall be conducted by a panel of three arbitrators, with one arbitrator being selected by each party and the two arbitrators jointly choosing the third arbitrator; an arbitration award shall contain a reasonably narrative explanation of its decision.

14. Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED,

LifeVantage Corporation

By:	/s/ Douglas C. Robinson	/s/ Dr. Joe McCord
Name:	Douglas C. Robinson	Dr. Joe McCord
Title:	CEO

Signed:	April 1, 2011	Signed: April 1, 2011

Exhibit A

Chief Scientific Officer

Position Summary

The Chief Scientific Officer will oversee the scientific efforts of the company, head the Scientific Advisory Board, and present scientific information at corporate events.

Essential Duties and Responsibilities include the following. Other duties may be assigned.

1.	Conduct and oversee company sponsored research, bioassays, raw materials evaluation and quality control work in an appropriately equipped laboratory.

2.	Encourage, support, and recruit independent academicians to investigate Protandim in scientific studies, providing laboratory assay support, scientific advice, and assistance in writing grant applications and manuscripts, and serving on those grants as consultant or co-investigator where appropriate.

3.	Review and act as liaison to independent researchers and their facilities.

4.	Present at large distributor meetings, board of director meetings, shareholder meetings and investor meetings as requested.

5.	Work with others, including marketing and legal, to ensure regulatory compliance and scientific accuracy of corporate communications, including Press Releases.

6.	Review scientific claims of company’s products to ensure accuracy.

7.	Provide scientific information, updates and changes to management, board of directors, shareholders and distributors related to products.

8.	Conduct interviews with the media, as requested.

9.	Respond to questions regarding the company’s products, particularly those related to adverse events and/or reactions, as requested.

10.	Collaborate with management on Scientific Advisory Board members and duties of each.

11.	Work with management to redirect inquiries unrelated to science.

12.	Advise board of directors and management on strategic scientific matters and act as spokesperson.

13.	Create and lead the company’s scientific strategy in partnership with management and board of directors.

14.	Represent the Company in business-to-business negotiations, whether related to MLM or not (along with members of management and/or the BOD, as appropriate), or in licensing discussions with pharmaceutical companies, e.g., or in any discussion of mergers, acquisitions, or buy-outs.